Exhibit 99.1

NEWS MEDIA CONTACT:

Sears Holdings Public Relations

(847) 286-8371

FOR IMMEDIATE RELEASE:

May 17, 2012

SEARS HOLDINGS REPORTS FIRST QUARTER 2012 RESULTS

HOFFMAN ESTATES, Ill. – Sears Holdings Corporation (“Holdings,” “we,” “us,” “our” or the “Company”) (NASDAQ: SHLD) today reported its first quarter 2012 results. In summary, we reported:

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Income from continuing operations attributable to Holdings’ shareholders for the first quarter of 2012 of $189 million ($1.78 per diluted share from continuing operations) versus a net loss from continuing operations attributable to Holdings’ shareholders of $165 million ($1.53 loss per diluted share from continuing operations), for the first quarter of 2011;

•	Adjusted EBITDA for the quarter of $197 million ($209 million domestic and $(12) million at Sears Canada) in 2012 versus $58 million ($73 million domestic and $(15) million at Sears Canada) in 2011;

•	Adjusted loss per diluted share from continuing operations for the first quarter of $0.31 in 2012 and a loss of $1.34 in 2011;

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First quarter 2012 included gains on the sale of assets of $233 million, after tax and noncontrolling interest, from the sale of certain U.S. and Canadian stores and leasehold interests. These transactions generated approximately $440 million of cash proceeds;

•	Gross margin rate in 2012 improved 100 basis points over the prior year quarter;

•	Sears Domestic’s comparable store sales declined 1.0% in the first quarter of 2012, Kmart’s comparable store sales declined 1.6% and Sears Canada’s comparable store sales declined 6.3%;

•	Inventory balances declined $881 million from the prior year comparable quarter;

•	Liquidity of $3.4 billion with cash balances of $784 million and nearly $2.6 billion of capacity on domestic and Canadian revolving credit facilities; and

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Currently planning a partial spin-off of our interest in Sears Canada to our shareholders, as announced today in a separate release, which would bring the ownership of SCC by Sears Holdings to 51% when complete.

Lou D’Ambrosio, Sears Holdings’ Chief Executive Officer and President, said, “We are pleased with the results for the first quarter and our progress towards restoring profit growth and transforming our Company. Our actions were driven by a focus on three core priorities: 1) enhancing financial and operational discipline; 2) improving our core retail operations; and 3) leading customer based innovation through integrated retail and an engaging membership program, Shop Your Way Rewards. I want to thank all the associates at Sears Holdings for their commitment and hard work in delivering the first quarter results.”

First Quarter Revenues and Comparable Store Sales

Revenues decreased $270 million to $9.3 billion for the quarter ended April 28, 2012. The decline in revenue was primarily due to the effect of having fewer Kmart and Sears Full-line stores in operation, lower domestic comparable store sales for the quarter and a decline in Sears Canada’s comparable stores sales for the quarter. First quarter 2012 revenues included a decrease of $21 million due to changes in foreign currency exchange.

Domestic comparable store sales declined 1.3%, comprised of declines of 1.0% at Sears Domestic and 1.6% at Kmart. While Sears Domestic experienced an overall decrease in comparable store sales, Sears did achieve double-digit increases in its apparel and footwear categories. These increases were offset by declines in the home appliance and consumer electronics categories.

Kmart had sales increases in the apparel and footwear categories offset by declines in consumer electronics. Sears Canada’s comparable store sales decreased 6.3% for the quarter primarily due to sales decreases in electronics, home décor, hardware and apparel, partially offset by increases in major appliances and mattresses.

Operating Income (Loss)

Operating income was $315 million for the quarter ended April 28, 2012, compared to an operating loss of $172 million for the quarter ended April 30, 2011. The improvement in operating income of $487 million includes gains on sales of assets, which were partially offset by the impact of charges related to store closures and severance and other significant items. Excluding these items, operating income improved $155 million, primarily due to the improvement in gross margin and the reduction in selling and administrative expenses.

For the quarter, our gross margin increased $23 million to $2.6 billion in 2012. The increase was driven by improvements in margin rate, partially offset by the decline in overall sales and included a decrease of $6 million related to the impact of foreign currency exchange rates on gross margin at Sears Canada. Gross margin for 2011 included charges of $1 million related to store closures.

Kmart’s gross margin rate improved 60 basis points for the first quarter mainly due to the increase in sales in the higher margin apparel business, as well as the margin improvement in the toys and sporting goods categories driven by less markdown activity. Sears Domestic’s gross margin rate increased 140 basis points for the quarter primarily due to improved margins in the apparel, home appliance and footwear categories, which were partially offset by a decline in home services. Sales generated in the closing stores contributed to the improved margins. Sears Canada’s gross margin rate improved 60 basis points for the first quarter as a result of the actions taken in 2011 to clear inventory and improve inventory productivity.

Domestic selling and administrative expenses decreased $37 million in the first quarter of 2012 compared to the first quarter of 2011 predominately due to decreases in payroll and advertising expenses. Selling and administrative expenses included expenses related to domestic pension plans, store closings and severance of $75 million and $20 million for 2012 and 2011, respectively. Selling and administrative expenses at Sears Canada for the quarter decreased $25 million from last year, and included a decrease of $7 million related to the impact of foreign currency exchange rates. On a Canadian dollar basis, selling and administrative expenses decreased by $18 million, primarily due to decreases in outsourcing, advertising and payroll expenses.

Operating income for the first quarter of 2012 included expenses related to domestic pension plans, store closings and severance, as well as gains on sales of assets, which aggregated to operating income of $311 million. Operating loss for the first quarter of 2011 included expenses of $21 million related to domestic pension plans, store closings and severance.

See the attached schedule, “Adjusted Earnings per Share,” for a reconciliation from GAAP to as adjusted amounts, including adjusted earnings per diluted share from continuing operations.

Our effective tax expense rate for the first quarter of 2012 was 25.7% and our effective tax benefit rate for the first quarter of 2011 was 31.0%. The current year tax rate was impacted by the establishment of a valuation allowance in 2011 against certain deferred income tax assets and the utilization of part of our net operating loss deferred tax asset in 2012.

Financial Position

Rob Schriesheim, Sears Holdings’ Chief Financial Officer, said, “We took several actions in the first quarter of 2012 to build the strength of our liquidity position. First, we completed the previously announced sale of U.S. and Canadian stores and leasehold interests, which generated cash proceeds of $440 million. In addition, we progressed with our plans to separate Sears Hometown and Outlet businesses through a transfer to electing shareholders by filing a

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registration statement on Form S-1 with the Securities and Exchange Commission. The transaction is still expected to close in the third quarter of 2012 and generate in the range of $400 million to $500 million in cash proceeds. These transactions, together with already announced cost reductions and actions to reduce cash invested in our inventory, are expected to generate between $1.6 billion and $1.7 billion in capital in 2012. As evidenced by our improvement in operating performance and our other actions, we continue to focus on financial discipline and operational productivity, enhancing our already strong financial flexibility and unlocking value in our portfolio of assets.”

We had cash balances of $784 million at April 28, 2012 ($415 million domestic and $369 million at Sears Canada) as compared to $754 million at January 28, 2012. The increase in cash during the first quarter of 2012 was primarily due to cash generated from the sale of properties, partially offset by uses of cash during the quarter which included repayments of long-term debt of $211 million, contributions to our pension and post-retirement benefit plans of $86 million, capital expenditures of $80 million and other working capital needs.

Merchandise inventories at April 28, 2012 were $8.8 billion, as compared to $9.7 billion at April 30, 2011. Domestic inventory decreased approximately $759 million to $8.0 billion at April 28, 2012 from $8.7 billion at April 30, 2011, driven by both improved productivity and store closures. Sears Domestic inventory decreased in all categories, with the most notable decreases in the home appliance, consumer electronics and footwear categories. Kmart inventory decreased in virtually all categories with the most notable decreases in consumer electronics and sporting goods and toys. Sears Canada’s inventory levels decreased approximately $122 million to $837 million at April 28, 2012 from $959 million at April 30, 2011, primarily as a result of the actions taken in 2011 to clear inventory and improve inventory productivity.

Total debt (consisting of short-term borrowings, long-term debt and capital lease obligations) was $3.2 billion at April 28, 2012, compared to $3.5 billion at January 28, 2012. Capacity under our credit facilities was $2.6 billion ($1.8 billion domestic and $0.8 billion at Sears Canada).

Adjusted EBITDA

In addition to our net income (loss) determined in accordance with GAAP, for purposes of evaluating operating performance, we use an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) measurement.

Adjusted EBITDA is computed as net income (loss) attributable to Sears Holdings Corporation appearing on the statements of operations excluding income (loss) attributable to noncontrolling interest, income tax expense (benefit), interest and investment income, other loss, interest expense, gain on sales of assets and depreciation and amortization. In addition, it is adjusted to exclude certain significant items as set forth below. Our management uses Adjusted EBITDA to evaluate the operating performance of our businesses, as well as executive compensation metrics, for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs;

•	Management considers gains/(losses) on the sale of assets to result from investing decisions rather than ongoing operations; and

•

Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects the comparability of results.

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Adjusted EBITDA was determined as follows:

	13 Weeks Ended
millions	April 28, 2012	April 30, 2011
Net income (loss) attributable to SHC per statement of operations	$189	$(170)
(Income) loss attributable to noncontrolling interest	5	(4)
Loss from discontinued operations, net of tax	—	5
Income tax expense (benefit)	67	(76)
Interest expense	66	75
Interest and investment income	(12)	(13)
Other loss	—	11
Gain on sales of assets	(395)	(2)
Depreciation and amortization	202	211

Before excluded items	122	37

Closed store reserve and severance	34	2
Domestic pension expense	41	19

Adjusted EBITDA as defined	$197	$58

% to revenues	2.1%	0.6%

Adjusted EBITDA for our segments are as follows:

	13 Weeks Ended
	Adjusted EBITDA		% To Revenues
millions	April 28, 2012	April 30, 2011	April 28, 2012	April 30, 2011
Kmart	$101	$57	3.0%	1.6%
Sears Domestic	108	16	2.2%	0.3%
Sears Canada	(12)	(15)	(1.3)%	(1.5)%

Total Adjusted EBITDA	$197	$58	2.1%	0.6%

Forward-Looking Statements

Results are preliminary and unaudited. This press release contains forward-looking statements about our expectations for the first quarter of fiscal 2012. Forward-looking statements are subject to risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: our ability to offer merchandise and services that our customers want, including our proprietary brand products; our ability to successfully implement initiatives to improve inventory management and other capabilities; competitive conditions in the retail and related services industries; worldwide economic conditions and business uncertainty, including the availability of consumer and commercial credit, changes in consumer confidence and spending, the impact of rising fuel prices, and changes in vendor relationships, including the impact of increases in the cost of raw materials experienced by certain of our vendors; vendors’ lack of willingness to provide acceptable payment terms or otherwise restricting financing to purchase inventory or services; the impact of seasonal buying patterns, including seasonal fluctuations due to weather conditions, which are difficult to forecast with certainty; our dependence on sources outside the United States for significant amounts of our merchandise; our extensive reliance on computer systems to process transactions, summarize results and manage our business, which may be subject to disruptions or security breaches; our reliance on third parties to provide us with services in connection with the administration of certain aspects of our business; impairment charges for goodwill and intangible assets or fixed-asset impairment for long-lived assets; our ability to attract, motivate and retain key executives and other associates; our ability to protect or preserve the image of our brands; the outcome of pending and/or future legal proceedings, including product liability claims and proceedings with respect to which the parties have reached a preliminary settlement; the timing and amount of required pension plan funding; and other risks, uncertainties and factors discussed in our most recent Form 10-K and other filings with the Securities and Exchange Commission. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available except as required by applicable.

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About Sears Holdings Corporation

Sears Holdings Corporation is a leading integrated retailer with over 3,900 full-line and specialty retail stores in the United States and Canada and the home of ShopYourWay, a social shopping experience where members have the ability to earn points and receive benefits across a wide variety of physical and digital formats through ShopYourWay.com. Sears Holdings is the leading home appliance retailer as well as a leader in tools, lawn and garden, fitness equipment and automotive repair and maintenance. Key proprietary brands include Kenmore, Craftsman and DieHard, with a broad apparel offering, including such well-known labels as Lands’ End, the Kardashian Kollection, Jaclyn Smith and Joe Boxer, as well as Sofia by Sofia Vergara and The Country Living Home Collection. We are the nation’s largest provider of home services, with more than 11 million service calls made annually and have a long-established commitment to those who serve in the military through initiatives like the Heroes at Home program. We have been named the 2011 Mobile Retailer of the Year, Recipient of the 2012 ENERGY STAR® “Corporate Commitment Award” for Product Retailing and Energy Management and one of the Top 20 Best Places to Work for Recent Grads. Sears Holdings Corporation operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation. For more information, visit Sears Holdings’ website at www.searsholdings.com. Twitter: @searsholdings | |Facebook: http://www.facebook.com/SHCCareers

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Sears Holdings Corporation

Consolidated Statements of Operations

(Unaudited)

Amounts are Preliminary and Subject to Change

	13 Weeks Ended
millions, except per share data	April 28, 2012	April 30, 2011
REVENUES
Merchandise sales and services	$9,270	$9,540

COSTS AND EXPENSES
Cost of sales, buying and occupancy	6,703	6,996
Gross margin dollars	2,567	2,544
Gross margin rate	27.7%	26.7%

Selling and administrative	2,445	2,507
Selling and administrative expense as a percentage of total revenues	26.4%	26.3%

Depreciation and amortization	202	211
Gain on sales of assets	(395)	(2)

Total costs and expenses	8,955	9,712

Operating income (loss)	315	(172)
Interest expense	(66)	(75)
Interest and investment income	12	13
Other loss	—	(11)

Income (loss) from continuing operations before income taxes	261	(245)
Income tax (expense) benefit	(67)	76

Income (loss) from continuing operations	194	(169)
Loss from discontinued operations, net of tax	—	(5)

Net income (loss)	194	(174)
(Income) loss attributable to noncontrolling interest	(5)	4

NET INCOME (LOSS) ATTRIBUTABLE TO HOLDINGS’ SHAREHOLDERS	$189	$(170)

Amounts attributable to Holdings’ shareholders:
Income (loss) from continuing operations, net of tax	$189	$(165)
Income (loss) from discontinued operations, net of tax	—	(5)

Net income (loss)	$189	$(170)

NET INCOME (LOSS) PER COMMON SHARE:
Diluted:
Continuing operations	$1.78	$(1.53)
Discontinued operations	—	(0.05)

	$1.78	$(1.58)

Diluted weighted average common shares outstanding	106.1	107.8

Sears Holdings Corporation

Condensed Consolidated Balance Sheets

Amounts are Preliminary and Subject to Change

	(Unaudited)
millions	April 28, 2012	April 30, 2011	January 28, 2012
ASSETS
Current assets
Cash and cash equivalents	$777	$940	$747
Restricted cash	7	28	7
Accounts receivable	644	652	695
Merchandise inventories	8,817	9,698	8,407
Prepaid expenses and other current assets	383	497	388
Current assets of discontinued operations	—	219	—

Total current assets	10,628	12,034	10,244

Property and equipment, net	6,436	7,020	6,577
Goodwill	841	1,392	841
Trade names and other intangible assets	2,922	2,979	2,937
Other assets	780	896	782
Non-current assets of discontinued operations	—	409	—

TOTAL ASSETS	$21,607	$24,730	$21,381

LIABILITIES
Current liabilities
Short-term borrowings	$1,103	$873	$1,175
Current portion of long-term debt and capitalized lease obligations	151	289	230
Merchandise payables	3,258	3,770	2,912
Unearned revenues	961	965	964
Other taxes	511	477	523
Short-term deferred tax liabilities	518	160	516
Other current liabilities	2,885	2,806	2,892
Current liabilities of discontinued operations	—	120	—

Total current liabilities	9,387	9,460	9,212

Long-term debt and capitalized lease obligations	1,975	2,135	2,088
Pension and post-retirement benefits	2,666	2,075	2,738
Long-term deferred tax liabilities	867	—	816
Other long-term liabilities	2,134	2,251	2,186
Non-current liabilities of discontinued operations	—	411	—

Total Liabilities	17,029	16,332	17,040

Total Equity	4,578	8,398	4,341

TOTAL LIABILITIES AND EQUITY	$21,607	$24,730	$21,381

Total common shares outstanding	106.4	107.7	106.3

Sears Holdings Corporation

Segment Results

(Unaudited)

Amounts are Preliminary and Subject to Change

	13 Weeks Ended April 28, 2012
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$3,415	$4,938	$917	$9,270

Cost of sales, buying and occupancy	2,565	3,487	651	6,703
Gross margin dollars	850	1,451	266	2,567
Gross margin rate	24.9%	29.4%	29.0%	27.7%

Selling and administrative	752	1,415	278	2,445
Selling and administrative expense as a percentage of total revenues	22.0%	28.7%	30.3%	26.4%
Depreciation and amortization	33	143	26	202
Gain on sales of assets	(5)	(228)	(162)	(395)

Total costs and expenses	3,345	4,817	793	8,955

Operating income (loss)	$70	$121	$124	$315

Number of:
Kmart Stores	1,290	—	—	1,290
Full-Line Stores	—	831	122	953
Specialty Stores	—	1,302	371	1,673

Total Stores	1,290	2,133	493	3,916

	13 Weeks Ended April 30, 2011
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$3,479	$5,047	$1,014	$9,540

Cost of sales, buying and occupancy	2,634	3,636	726	6,996
Gross margin dollars	845	1,411	288	2,544
Gross margin rate	24.3%	28.0%	28.4%	26.7%

Selling and administrative	789	1,415	303	2,507
Selling and administrative expense as a percentage of total revenues	22.7%	28.0%	29.9%	26.3%
Depreciation and amortization	37	149	25	211
Gain on sales of assets	(2)	—	—	(2)

Total costs and expenses	3,458	5,200	1,054	9,712

Operating income (loss)	$21	$(153)	$(40)	$(172)

Number of:
Kmart Stores	1,305	—	—	1,305
Full-Line Stores	—	885	122	1,007
Specialty Stores	—	1,269	365	1,634

Total Stores	1,305	2,154	487	3,946

Sears Holdings Corporation

Adjusted EBITDA

Amounts are Preliminary and Subject to Change

	13 Weeks Ended
millions	April 28, 2012				April 30, 2011
	Kmart	Sears Domestic	Sears Canada	Sears Holdings	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Operating income (loss) per statement of operations	$70	$121	$124	$315	$21	$(153)	$(40)	$(172)
Depreciation and amortization	33	143	26	202	37	149	25	211
Gain on sales of assets	(5)	(228)	(162)	(395)	(2)	—	—	(2)

Before excluded items	98	36	(12)	122	56	(4)	(15)	37

Closed store reserve and severance	3	31	—	34	1	1	—	2
Domestic pension expense	—	41	—	41	—	19	—	19

Adjusted EBITDA as defined	$101	$108	$(12)	$197	$57	$16	$(15)	$58

% to revenues	3.0%	2.2%	-1.3%	2.1%	1.6%	0.3%	-1.5%	0.6%

Sears Holdings Corporation

Adjusted Earnings per Share

Amounts are Preliminary and Subject to Change

	13 Weeks Ended April 28, 2012
millions, except per share data	GAAP	Domestic Pension Expense	Closed Store Reserve and Severance	Gain on Sales of Assets	Mark-to- Market Gains	Tax Matters	As Adjusted
Selling and administrative impact	$2,445	$(41)	$(34)	$—	$—	$—	$2,370
Gain on sales of assets impact	(395)	—	—	386	—	—	(9)
Operating income impact	315	41	34	(386)	—	—	4
Other loss impact	—	—	—	—	1	—	1
Income tax expense impact	(67)	(15)	(13)	145	—	(37)	13
Income attributable to noncontrolling interest impact	(5)	—	—	8	—	—	3
After tax and noncontrolling interest impact	189	26	21	(233)	1	(37)	(33)
Diluted earnings per share impact	$1.78	$0.25	$0.20	$(2.20)	$0.01	$(0.35)	$(0.31)

	13 Weeks Ended April 30, 2011
millions, except per share data	GAAP	Domestic Pension Expense	Closed Store Reserve and Severance	Mark-to- Market Losses	Discontinued Operations	As Adjusted
Cost of sales, buying and occupancy impact	$6,996	$—	$(1)	$—	$—	$6,995
Selling and administrative impact	2,507	(19)	(1)	—	—	2,487
Operating loss impact	(172)	19	2	—	—	(151)
Other loss impact	(11)	—	—	12	—	1
Income tax benefit impact	76	(6)	(1)	(4)	—	65
Loss from discontinued operations, net of tax, impact	(5)	—	—	—	5
Noncontrolling interest impact	4	—	—	(1)	—	3
After tax and noncontrolling interest impact	(170)	13	1	7	5	(144)
Diluted loss per share impact	$(1.58)	$0.12	$0.01	$0.06	$0.05	$(1.34)